Exhibit 23.1

Consent of Elliott Davis, LLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
First National Bancshares, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by First National Bancshares, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the First National Bancshares, Inc./ Carolina National Corporation 2003 Stock Option Plan of our report dated March 27, 2008, which is included in First National Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
April 15, 2008